UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report October 5, 2012: [September 28, 2012]

CLEARTRONIC, INC.
(Exact name of registrant as specified in its charter)

333-135585 (Commission File Number)	65-0958798 (IRS Employer Identification No.)
8000 North Federal Highway Boca Raton, Florida (principal executive offices)	33487 (Zip Code)

Registrant's telephone number, including area code: 561-939-3300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

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Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 28, 2012, Cleartronic, Inc. (the “Corporation”) filed an Articles of Amendment to the Articles of Incorporation with the Secretary of State of the State of Florida (the “Certificate of Designation”) setting forth the rights and preferences of the Series C and Series D Preferred Stock. Among other things, the Certificate of Designation (i) authorizes fifty million (50,000,000)  shares of the Corporation’s preferred stock to be designated as “Series C Preferred Stock” and authorizes ten million (10,000,000) shares to be designated as “Series D Preferred Stock”; (ii) the initial price of the Series C preferred Stock shall be $2.50 and the initial price of the Series D Preferred Stock shall be $5.00(iii) provides that the holders of Series C Preferred Stock and the Series D Preferred Stock shall vote with the holders of the Corporation’s common stock and any class or series of capital stock of the Corporation hereafter created; and (iv) provides that each  share of Series C Preferred Stock and Series D Preferred Stock shall have ten votes for any election or other vote placed before the shareholders of the Corporation (v) provides that any one (1) share of Series C and Series D Preferred Stock shall be convertible into the number of shares of the Corporation’s Common Stock, par value $.00001 per share, equal to the price of the Series C or D Preferred Stock, divided by the par value of the Common Stock, subject to adjustment as may be determined by the Board of Directors from time to time.   A copy of the Certificate of Designation is listed as Exhibit 3.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01.Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Articles of Amendment to the Articles of Incorporation of Cleartronic, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEARTRONIC, INC. (Registrant)

Date: October 5, 2012	/s/ Larry Reid
By: Larry Reid, Its: Chief Executive Officer and Chief Financial Officer